CONTACTS: Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Christy Daehnert
(248) 435-9426
christy.daehnert@meritor.com

Meritor Announces Ivor J. Evans, Executive Chairman and Interim Chief
Executive Officer and President;
Names William J. Lyons to the Board of Directors

     TROY, Mich. (May 3, 2013) - The Board of Directors of Meritor, Inc. (NYSE:MTOR) today announced that it has made a change in the position of Chairman of the Board, Chief Executive Officer and President. Effective May 3, 2013, Ivor J. Evans was named Executive Chairman of the Board and Interim Chief Executive Officer and President. Evans, who has been a member of the Board of Directors since 2005, succeeds Charles G. McClure, Jr. who is departing from the company.

     "Ike Evans has extensive operational and manufacturing experience," said David W. Devonshire, Presiding Director of the Board. "From his years as a chief operating officer and senior executive, in addition to his Board experience, he is well suited to serve as Meritor's Chairman and interim CEO." The search for the next CEO and President is underway and will include internal as well as external candidates.

     Devonshire said, "We want to thank Chip McClure for his years of service to the Company and wish him well in his future endeavors."

     Mr. Evans served as President and Chief Operating Officer of Union Pacific Railroad from 1998 until 2004 and as Vice Chairman of Union Pacific Corporation from January 2004 until his retirement in March 2005. From 1989 to 1998, he served in various executive positions at Emerson Electric Company, including Senior Vice President, Industrial Components and Equipment. He also spent 21 years serving in key operations roles for General Motors Corporation.

     The Board of Directors of Meritor also announced that William J. Lyons has been elected to the Board of Directors as a Class II director with a term expiring at the 2014 annual meeting of stockholders. The Board appointed Mr. Lyons to its Audit Committee as well. Mr. Lyons retired from CONSOL Energy on February 28, 2013, and will remain as a consultant to the company until December 31, 2013. Until his retirement, he served as Chief Financial Officer of CONSOL Energy Inc. (provider of coal and natural gas) since December 2000 and Chief Financial Officer of CNX Gas Corporation (provider of natural gas) since April 2008. He added the title of Executive Vice President of CONSOL Energy Inc. in May 2005 and of CNX Gas Corporation in January 2009. He was also a director of CNX Gas Corporation from October 2005 to January 2009. Mr. Lyons is a Director of Calgon Carbon Corporation since 2008 and currently serves as the Chairman of the Audit Committee of Calgon. In January 2013, Mr. Lyons became trustee of the 1974 United Mines Workers of America Pension Trust, which oversees $4.5 billion in assets. Mr. Lyons has also been a member of the Board of Directors of Duquesne University since 2005. Mr. Lyons holds a Master of Science in Accounting and is a Certified Public Accountant and a Certified Management Accountant.

     “Bill has extensive business, financial, and board experience and is a welcome addition to the Meritor Board,” said Rhonda L. Brooks, chairman of the Board’s Corporate Governance and Nominating Committee. “We look forward to working with him.”

     “This is an exciting time for Meritor,” said Mr. Evans. “The Board and I welcome it as an opportunity to reemphasize our belief in the fundamental values of Meritor and its potential.”

About Meritor

     Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.